Exhibit 10.26

February 5, 2020
Peninsula Acquisition Corporation
75 Castilian Drive
Goleta, CA 93117
Ladies and Gentlemen:
This letter agreement is being executed and delivered to confirm certain agreements with respect to the Subscription Agreement as of February 5, 2020, entered into by and between you and each of the purchasers set forth on the signature pages thereto (the “Subscription Agreement”). Capitalized terms used but not otherwise defined in this letter have the meanings assigned to them in the Subscription Agreement.
Peninsula Acquisition Corporation (to be renamed “Transphorm, Inc.” upon consummation of the Merger), a Delaware corporation (the “Company”), agrees, notwithstanding anything to the contrary in the Subscription Agreement to the following:
(a) Most preferred customer treatment: The Company shall cause Transphorm, Inc., a Delaware company (to be renamed “Transphorm Technology, Inc.” upon consummation of the Merger, “Transphorm”) to treat Marelli Corporation and its affiliates (“Marelli”) as most preferred customer for which products in similar volumes shall be provided in most preferable terms among customers of Transphorm. Marelli understands that currently two of Transphorm’s customers/partners who are also investors in the company (i.e.Yaskawa Electric Corporation and Nexperia BV are also treated as most preferred customers as a result of their prior investment into Transphorm.
(b) Ability to influence roadmaps: The Company shall cause Transphorm to accept Marelli’s active participation and feedback on Transphorm’s roadmap development, where broadly aligned with the Company’s resources and overall business plan, and Marelli can support such a development which shall also be aligned with Marelli’s resources and overall business plan. Marelli and the Company agree that Transphorm’s roadmap development shall include, but not limited to, Marelli and Transphorm’s joint development of competitive products for automotive applications.
(c) Technical collaboration: The Company shall cause Transphorm to accept engineering team members of Marelli in Transphorm’s Goleta headquarter or other Transphorm’s global bases for extended periods of time for joint learning and development.
(d) Non-competition: Without Marelli’s prior approval, the Company and Transphorm shall not directly or indirectly engage in such a similar business relationship (involving ability to influence roadmaps or technical collaboration referenced above) with another automotive OEMor automotive supplier who is a direct competitor of Marelli for a period of2 years following Marelli’s initial purchase of shares of the Company’s common stock pursuant to the Subscription Agreement. Notwithstanding the foregoing, Marelli understands that Transphorm has regular automotive customer relationships at this time for automotive projects in Japan for DC-DC converter, and may have regular customer relationships with other automotive customers where Transphorm’s products are offered for sale to these customers in normal course of business, and also has a broader relationship with Nexperia for dual-sourcing of GaN products for Automotive applications including licenses for Nexperia for such products.
(e) Additional investment: During the 1st quarter of 2021, the Company shall offer to sell 250,000 shares of the Company’s common stock to Marelli at a purchase price of $4.00 per share with total investment amount being 1,000,000 USD, and Marelli shall purchase such shares no later than March 31, 2021 subject to no material adverse change in the financial condition or business condition of the Company or Transphorm occurs.
This letter is expressly executed and delivered to be effective upon the Closing under the Subscription Agreement, and to be effective as if it formed part of the Subscription Agreement. This letter sets forth a legally binding agreement of the parties hereto, and other than the Subscription Agreement and the Registration Rights Agreement, there are no other written or oral agreements or understandings between the parties hereto relating to the subject matter of this letter.
Sections 9 f. (Applicable Law) and 9 g. (Arbitration) of the Subscription Agreement shall be incorporated herein by reference and shall apply mutatis mutandis to this letter agreement.

If the foregoing accurately reflects your understanding and agreement, please indicate as much by signing and returning a copy of this letter to us.

MARELLI CORPORATION

By:	/s/ Joachim Fetzer
Name:	Joachim Fetzer
Title:	Executive Vice President

Agreed and acknowledged:
PENINSULA ACQUISITION CORPORATION
(TO BE RENAMED “TRANSPHORM, INC.”)

By:	/s/ Primit Parikh
Name:	Primit Parikh
Title:	Chief Operating Officer

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